UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2006

GOOGLE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50726	77-0493581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices, including zip code)

(650) 623-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On the morning of February 28, 2006, George Reyes, Chief Financial Officer of Google Inc., participated in the Merrill Lynch Internet, Advertising, Information, & Education conference. At this conference, Mr. Reyes made remarks regarding, among other things, revenue growth trends and expected sources of revenue growth.

We would like to clarify and provide further information on these statements. As we have stated before, monetization improvements will continue to be a key factor driving future revenue growth. We still see significant opportunities to improve monetization and intend to continue to focus our efforts in this area.

Moreover, as we have stated in our SEC filings, our revenue growth rate has generally declined over time and we expect that it will continue to do so as a result of the difficulty of maintaining growth rates on a percentage basis as our revenues increase to higher levels.

Safe Harbor Statement

This Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements regarding future revenue growth and opportunities to improve monetization. Actual results may differ materially from our expected results. Factors that could cause actual results to differ from our expectations include competition, our ability to innovate, the growth of the market for internet advertising, our ability to penetrate foreign markets and general economic conditions. More information about potential risk factors is included in our report on Form 10-Q for the quarter ended September 30, 2005, and from time to time in other reports that we file with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOGLE INC.

Date: February 28, 2006	/s/ Eric Schmidt
Eric Schmidt Chairman of the Executive Committee and Chief Executive Officer